Exhibit 99.1

1001 Air Brake Avenue Wilmerding, PA 15148 Phone: 412.825.1543 Fax: 412.825.1789

Contact: Tim Wesley at (412) 825-1543

Wabtec CEO Greg Davies Stepping Down Due To Health Reasons;

Chairman Bill Kassling Named CEO

WILMERDING, Pa., May 21, 2004 — Wabtec Corporation (NYSE: WAB) today announced that Gregory T.H. Davies, the company’s president and chief executive officer and a board member, is stepping down due to health reasons. Wabtec Chairman William E. Kassling has been named the company’s president and CEO. Kassling served previously as CEO from 1990-2001.

Davies joined Wabtec in 1998 as president and chief operating officer. He was elected to the board in 1999 and named CEO in 2001, succeeding Kassling. Two months ago, Davies was diagnosed with a malignant brain tumor.

“I’m very grateful for the support and encouragement I’ve received from everyone within and connected to Wabtec during these past few weeks,” Davies said. “In the past six years, we have built a very capable and talented management team, and I’m confident the company is in good hands.”

“I want to thank Greg for what he has done for me personally, and for his many valuable contributions to Wabtec,” Kassling said. “In his role, Greg led us successfully through the toughest rail supply market in 20 years and took many actions to position Wabtec for growth. Under his leadership, the company broadened and strengthened its commitment to lean manufacturing, initiated processes for corporate strategic planning and product development, and reduced its debt to the lowest level since going public. The management structure he built gives us a solid foundation for the future and will stand the test of time. Wabtec is truly a better company today, thanks to Greg’s presence and leadership.”

Wabtec Corporation (www.wabtec.com) is one of North America’s largest providers of value-added, technology-based products and services for the rail industry.

####